Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 13 March 2019 (23 April 2019 as to the adoption of IFRS 16 Leases and the retrospective adjustments for changes in the composition of reportable segment as described in Note 5 to the financial statements), relating to the 2018 and 2017 financial statements of Anheuser-Busch InBev SA/NV, appearing in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended 31 December 2019.

Zaventem, Belgium, 24 November 2020

/s/ Joël Brehmen

DELOITTE Bedrijfsrevisoren / Reviseurs d’Enterprises

BV o.v.v.e. CVBVA / SC s.f.d. SCRL

Represented by Joël Brehmen